Exhibit 99.2
Contact:
Ron Bottrell
312-446-6595
BAY VALLEY FOODS ANNOUNCES PLANS
TO CLOSE PORTLAND, OREGON FACILITY
PORTLAND, OR. — February 13, 2008 — Bay Valley Foods, a division of TreeHouse Foods, Inc. (NYSE:THS), today announced its intention to close its Portland, Oregon pickle plant in early June 2008. The plant has 88 employees. An adjacent distribution center is not a part of the pickle plant closure.
George Jurkovich, Senior Vice President, Operations, said, “The decision to close the Portland Plant was a difficult one because of the impact it will have on employees and their families. The Portland employees have demonstrated exceptional loyalty and dedication over the years. Unfortunately, we have experienced a reduction in our pickle volumes and Portland is our highest cost and lowest utilized facility. Thus, we find it necessary to consolidate our manufacturing network and close the Portland plant. Current production at Portland will be absorbed by other Bay Valley Foods facilities.”
Mr. Jurkovich said that the company will be working closely with its customers to ensure an uninterrupted supply of pickle products during the transition. He also indicated that transition benefits and outplacement support would be provided to employees.
The Portland plant first opened in 1979 as Steinfeld’s Products Company. The plant was acquired in 1999 by Dean Specialty Foods Group, which was spun off to Dean Foods shareholders in June 2005 as a separate public company and renamed TreeHouse Foods, Inc.
TreeHouse will record a non-recurring, pre-tax charge to operating income of approximately $22.4 million, or $0.44 per share, in its first fiscal quarter ending March 31, 2008. Ongoing annual cost savings from the closing are expected to be $5.7 million. Due to the timing of the closing, cost savings in 2008 are not expected to be significant.
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams, jellies and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.

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This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2006 and its subsequent quarterly reports discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.